STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

April 1, 2011

Job Number: C20110404-0207
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20110252308-94	Articles of Incorporation	3 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: G Ramos
Certificate Number: C20110404-0207
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

040102

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 4
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Articles of Incorporation
(PURSUANT TO NRS CHAPTER 78)

Filed in the office of	Document Number 20110252308-94
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 04/01/2011 3:49 PM
	Entity Number E0187512011-2

USE BLACK INK ONLY - DO NOT HIGHLIGHT — ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	HealthTalk Live, Inc.
2. Registered Agent for Service of Process: (check only one box)	☐ Commercial Registered Agent: Name ☒ Noncommercial Registered Agent (name and address below) **OR** ☐ Office or Position with Entity (name and address below) Corporate Administrative Services, Inc. Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity 1955 Baring Blvd (Street Address) — Sparks (City) — Nevada 89434 (Zip Code) Mailing Address (if different from street address) — City — Nevada — Zip Code
3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares with par value: 100,000,000 Common; 10,000,000 Preferred — Par value per share: $ .001 — Number of shares without par value:
4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)	1) George W. Carter (Name) 1955 Baring Blvd (Street Address) — Sparks (City) — NV (State) — 89434 (Zip Code) 2) Name Street Address — City — State — Zip Code
5. Purpose: (optional; see instructions)	*The purpose of the corporation shall be:* Any Lawful Activity
6. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	Daniela Peterson (Name) — X Daniela Peterson (Incorporator Signature) 1955 Baring Blvd (Address) — Sparks (City) — NV (State) — 89434 (Zip Code)
7. Certificate of Acceptance of Appointment of Registered Agent:	*I hereby accept appointment as Registered Agent for the above named Entity.* X Daniela Peterson — Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity — 04/01/2011 (Date)

This form must be accompanied by appropriate fees.

ADDITIONAL ATTACHED PAGE TO AND PART OF ARTICLES OF INCORPORATION OF
HealthTalk Live, Inc.

Board of Directors:

The individual directors shall serve as director until their successor or successors have been elected and qualified. The number of directors may be increased or decreased by a duly adopted amendment to the By-Laws of the Corporation.

Shares:

The Common and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such share of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

Preemptive Rights and Assessment of Shares:

Holders of Common Stock or Preferred Stock of the corporation shall not have any preference, preemptive right or right of subscription to acquire shares of the corporation authorized, issued, or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors in its sole discretion, may determine from time to time.

The Common Stock of the Corporation, after the amount of the subscription price has been fully paid in, in money, property or services, as the directors shall determine, shall not be subject to assessment to pays the debts of the corporation, nor for any other purpose, and no Common Stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended to provide for such assessment

Directors' and Officers' Liability

A director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

Indemnity

Every person who was or is a party to, or is threatened to be made a parry to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.